CONTACT:
U.S. Physical Therapy, Inc.
Jason Curtis, Interim Chief Financial Officer
 email: jcurtis@usph.com
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

Exhibit 99.1

U.S. Physical Therapy Announces the Acquisition of a Twelve-Clinic Physical Therapy Practice

Houston, TX, July 2, 2026 – U.S. Physical Therapy, Inc. (“USPH” or the “Company”) (NYSE, NYSE Texas: USPH), a national operator of outpatient physical therapy clinics and provider of industrial injury prevention services, today announced the acquisition of a twelve-clinic physical therapy practice, effective July 1, 2026.  USPH acquired a 67% equity interest, with 33% retained by the current owners. The practice currently generates approximately 112,000 annual visits and $12 million in annual revenue.

Graham Reeve, Chief Operating Officer-West, said, “We are thrilled to welcome our newest partners and our newest state to the USPH family. The expansion to a new state represents an important step in USPH’s continuing growth.  Our new partners are known for delivering exceptional clinical care while building trusted relationships within the communities they serve, and we look forward to building on this strong foundation together.”
This acquisition expands USPH’s footprint from 44 to 45 states, demonstrating our commitment to bring best-in class physical therapy services to local communities while leveraging national resources and expertise to drive growth and deliver exceptional patient care.

About U.S. Physical Therapy, Inc.
Founded in 1990, U.S. Physical Therapy, Inc. owns and/or manages 795 outpatient physical therapy clinics in 45 states. USPH clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically related injuries and rehabilitation of injured workers. USPH also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.